Exhibit 10.2

PERINI CORPORATION

AMENDED AND RESTATED (2004)

CONSTRUCTION BUSINESS UNIT

INCENTIVE COMPENSATION PLAN

1.	PURPOSE

This incentive plan is designed to encourage profitable performance at the Business Unit level and to reward and recognize those who directly affect and contribute to the achievement of targeted profit levels. It is anticipated that by tying incremental compensation to operating performance over which the Participants have a substantial degree of influence, the Plan will promote higher levels of productivity and additional profits for the Company’s stockholders.

In order to accomplish the objective of increased productivity and corporate profitability, the Plan has been designed to meet the following criteria:

•	That there be a bonus available to Managers and other key Business Unit personnel that is directly related to predetermined levels of profit.

•	That outstanding achievement will result in outstanding reward, i.e., the more profit earned, the more Bonus key personnel will receive, subject to overall Plan limitations.

2.	DEFINITIONS

For Plan purposes, except where the context otherwise indicates, the following terms shall have the meanings which follow:

“Base Salary” shall mean the annual base salary of a Participant as reported on such Participant’s W-2 Form, inclusive of a “gross up” for 401K and group insurance deductions, but exclusive of overtime compensation, housing or travel allowances, bonuses, deferred compensation or other special compensation of any kind.

“Beneficiary” shall mean the person or persons, who may be designated by a Participant from time to time in writing to the Committee, and who shall receive the Bonus, if the Participant dies.

“Board” shall mean the Board of Directors of the Corporation.

“Bonus” shall mean stock issued or cash paid to a Participant.

“Bonus Period” shall mean a period, generally a fiscal year, over which performance will be measured as determined by the Committee.

“Business Unit” shall mean a construction division or subsidiary of the Company or its subsidiaries designated as a construction business unit by the Committee.

“CEO” shall mean the Chief Executive Officer of the Company.

“Committee” shall mean the Compensation Committee, or such other Committee of the Board, which shall be designated by the Board to administer the Plan. The Committee shall be composed of such number of directors as from time to time are appointed to serve by the Board. Each member of the Committee, while serving as such, shall also be a member of the Board and shall be a disinterested person within the meaning of Rule 16b-3 of the Securities

Exchange Act of 1934.

“Company” or “Corporation” shall mean Perini Corporation and its consolidated subsidiaries.

“Fair Market Value” shall mean, with respect to any given Payment Date, the greater of (i) the closing sale price of the Company’s Common Stock, $1.00 par value, as reported by the American Stock Exchange Composite Tape the day prior to the Payment Date; and (ii) the unweighted average of the daily closing sale price for the five (5) consecutive business days immediately preceding Payment Date.

“Participant” shall mean an individual designated as a participant hereunder by the CEO with the approval of the Committee. Such individual shall be a participant at the construction business unit level.

“Payment Date” shall mean the date in any year the Bonus is paid to the Participant with respect to performance during the prior year, which will generally be on or before April 14 of the year following the Bonus Period in which the Bonus is earned.

“Performance Goal” shall mean such Bonus Period objective or objectives for such Participants as determined by the Committee. Such objective or objectives shall be Pretax Profits and/or such other performance indicators of the business unit’s results during a Bonus Period.

“Plan” shall mean the Perini Corporation Amended and Restated (2003) Construction Business Unit Incentive Compensation Plan as set forth herein and as amended from time to time.

“Pretax Profit—Business Unit” shall mean the contribution to corporate earnings after deduction for all business unit expenses, including, without limitation, general and administrative expenses (including general and administrative expenses allocated from “in-house” service departments), over- or under-absorbed equipment costs, over-or under-absorbed payroll fringes, interest income or expense, 401K plan expenses and bonuses payable under any Project Management Incentive Plan and Bonuses Under this Plan but prior to a provision for income taxes.

“Pretax Income” shall mean earnings of the Corporation before tax and after Bonuses for Corporate and Business Unit performance, unless otherwise defined.

“Stock” shall mean the common stock of the Company having a par value of $1.00 per share.

3.	ADMINISTRATION

(a) The Compensation Committee, or such other Committee of the Board of Directors designated by the Board, shall administer the Plan. The administration of the Plan shall include the power to: (i) approve Participants participation in the Plan, (ii) establish Performance goals, (iii) determine if and when any Bonuses shall be paid, (iv) pay out any Bonuses, in cash or Stock or a combination thereof, as the Committee shall determine from year to year, (v) determine the amount, which may be calculated utilizing the allocations established in accordance with Section 6 hereof, and if deemed appropriate to adjust targets or payments to reflect special achievements for which no bonus would, by strictest adherence to the Plan, be due or to adjust actual results to be used for bonus performance measures in the event of one-time-only or unusual charges or additions to earnings such as special write-ups or extraordinary gains, (vi) impose, and change from time to time, the maximum amounts or percentages payable under the Plan, (vii) construe and interpret the Plan, and (viii) establish rules and regulations and to perform all other acts it believes reasonable and proper, including the authority to delegate responsibilities to others to assist in administering the Plan. Any decision made, or action taken, by the Committee, arising out of, or in connection with, the interpretation and administration of the Plan shall be final and conclusive.

(b) Until such time as the Committee makes a determination to make payment of the incentive compensation hereunder with respect to the actual results compared to the Performance Goals for the immediately preceding Bonus Period, no Participant shall have any vested right to receive any amount which might be calculated as payable pursuant to the Plan. Furthermore, for any Bonus Period and up until the Payment Date, the Committee may cancel any Bonuses awarded under the Plan if a Participant conducts himself or herself in a manner which the Committee determines to be contrary to the best interests of the Company.

4.	ELIGIBILITY

(a) Eligibility to participate under the Plan is limited to individuals who are managers and key employees at the Company’s construction Business Unit level whose duties and responsibilities provide them the opportunity to (i) make a material and significant impact to the financial performance of the Business Unit; (ii) have major responsibility in the control of the Business Unit assets; and (iii) provide critical staff support necessary to enhance operating profitability.

(b) Eligibility and designated levels of participation will be determined by the CEO subject to Committee approval. Such eligibility and level of participation may be revised and updated from time to time. The fixing of eligibility and level of participation shall not create any vested right in any Participant to receive a bonus hereunder.

(c) A Participant may have responsibilities at levels other than at the designated Business Unit level and therefore qualify to receive a bonus, if any, based on the performance of such other level or levels. The Committee, as it deems fair and equitable in its sole discretion, shall apportion such Participant’s Base Salary between such pools for purposes of determining such Participant’s Bonus allocation.

(d) Eligible Participants who are transferred during the Bonus Period may have their Bonus pro-rated, based on their normal Base Salary charged to the business unit level or other level within the Company during such Bonus Period.

5.	RESERVATION OF STOCK FOR ISSUANCE

After the end of each Bonus Period but prior to the Payment Date applicable for such Bonus Period, the Board shall reserve for issuance, from authorized but unissued Stock or reacquired shares of Stock held in Treasury, such number of shares of Stock sufficient to pay that portion, if any, of the Bonus to be paid in Stock under the Plan as may be determined for such year in accordance with subsection 3(a)(iv) hereof for the immediately preceding Bonus Period; provided, however, the aggregate number of shares of Stock issued and reserved for issuance under the Plan shall not violate the rules or regulations of any stock exchange (including but not limited to any rule requiring stockholder approval for the issuance of Stock hereunder) on which the Stock is listed or any governmental authority having jurisdiction thereunder.

6.	ESTABLISHMENT AND ALLOCATION OF BONUS POOL

A. Calculation of Bonus Pool Earned

For each Bonus Period, the pool established for the determination of bonuses (the “Bonus Pool”) is a function of (i) the Corporate pretax income goals established, (ii) Corporate pretax income level of achievement, (iii) Business Unit’s pretax profit levels, (iv) base salary of participants and (v) individual(s) bonus limit(s) assigned to participant(s) expressed as a percentage of base salary.

At the beginning of the Bonus Period, the CEO will recommend to the Committee (i) certain goals, generally corporate pretax income goals, to be achieved during the current fiscal year, (ii) a list of participants and (iii) level of participation expressed as the maximum percentage of Base Compensation that could be earned as a bonus assuming 100% achievement of the Corporate goal(s). Unless otherwise approved by the Committee, the individual levels of participation (or bonus limits) are as follows:

Percentage of Base Salary
Division Manager	100%
Operations Manager	up to 50%
Chief Estimator	up to 35%
Business Development	up to 35%
Division Controller	up to 35%
Lead Estimator	up to 20%

From the above information, the maximum bonus earned for each Business Unit Participant and in the aggregate can be calculated assuming that the Corporate Pretax Income goal and other goals, if there are more than one, are achieved at the 100% level.

The actual bonus amount paid to Business Unit Participants is limited to the lower of (i) the Bonus Pool Earned or (ii) the Bonus Pool Funding Available as described in 6B. below:

B. Calculation of Bonus Pool Funding Available

The amount available to fund a Business Unit bonus is a function of (i) a percentage based on the Corporate Level of Achievement compared to approved corporate goal(s) multiplied by (ii) the actual level of pretax Profit of the Business Unit. The Percentage is calculated as follows:

Actual Achievement Level of Corporate Goal(s)	Maximum Bonus Percentage Payout of Business Units Pretax Profit
<80%	Zero

80%	8%

81-100%	Interpolate to 10% on straight-line basis

100%+	10%

The amount of participant’s final bonus can be calculated by dividing the total bonus pool for the Business Unit available by the aggregate salaries of all the Business Unit Participants (adjusted by the individual levels of participation as approved by the Committee) and multiplying the results (not to exceed 100%) by the individual’s salary adjusted to his or her level of participation.

C. Reallocation Within the Bonus Pool

Once the final Bonus Pool is calculated as described above, the amount of Participant’s final bonus can be increased by reallocating a portion of a final bonus from another Participant(s) based on the recommendation of the Business Unit’s President (or Officer acting in a similar capacity) if approved by the CEO and Members of the Compensation Committee, but in no event will the total final Bonus Pool be increased as a result of such reallocations.

7.	PAYMENT OF BONUSES

(a) If approved by the Committee, payment of the cash portion of any Bonus under the Plan shall be made on the Payment Date. Bonuses may be paid in cash or Stock or any percentage of cash and Stock as the Committee shall determine in its sole discretion.

(b) If any portion of the Bonus is to be paid in Stock, on the Payment

Date, or as soon thereafter as practical, the Participant shall be issued a certificate registration in his or her name, for the number of shares of Stock which would result by dividing the dollar value of that portion of the Participant’s Bonus to be received in Stock by the Fair Market Value with respect to the Payment Date. No fractional shares will be issued. Cash will be paid in lieu of any fractional shares.

8.	TERMINATION OF EMPLOYMENT

In the event a Participant ceases to be employed by the Company:

(a) Due to normal retirement, or early retirement with Committee consent, under a formal plan or policy of the Company, or total and permanent disability, as determined by the Committee, or death, Participant’s eligibility shall continue to remain in effect for the duration of the applicable Bonus Period on a pro rata basis. In the event of such a termination of employment, the Participant, or her or his Beneficiary, on the Payment Date, shall receive the Participant’s pro rated Bonus for the applicable Bonus Period.

(b) In the event that a Participant shall cease to be an employee of the Company upon the occurrence of any other event, the Participant’s eligibility under the Plan shall be cancelled and terminated forthwith, and no Bonuses shall be payable under the Plan except as and to the extent the Committee may determine otherwise.

(c) For purposes of the preceding, it shall not be considered a termination of employment when a Participant is placed by the Company on military or sick leave or such other type of leave of absence, for a period of six months or less, which is considered as continuing intact the employment relationship of the Participant. For any such leave extending beyond six months the Committee shall decide whether and when there has been a termination of employment.

9.	ADJUSTMENTS

If there shall be any change in the Stock subject to the Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares subject to the Plan to reflect such changes, if and to the extent determined by the Committee, whose determination shall be conclusive.

10.	AMENDMENT AND TERMINATION OF PLAN

The Board may, at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interests of the Company.

11.	GOVERNMENT AND OTHER REGULATIONS

The obligation of the Company to issue, or transfer and deliver shares for Bonuses under the Plan shall be subject to all applicable laws, regulations, rules and orders which shall then be in effect.

12.	UNFUNDED PLAN

The Plan, insofar as it provides for payments, shall be unfunded and the

Company shall not be required to segregate any assets which may at any time be subject to Bonuses under the Plan. Any liability of the Company to any person with respect to any award under this Plan shall be based solely upon any contractual obligations which may be created under this Plan.

13.	MISCELLANEOUS PROVISIONS

(a)    Right to Continued Employment: No person shall have any claim or right to be granted a Bonus under the Plan, and the grant of a Bonus under the Plan shall not be construed as giving any Participant the right to be retained in the employ of the Company and the Company expressly reserves the right at any time to dismiss a Participant with or without cause, free from any liability, or any claim under the Plan.

(b)    Non-Transferability: Except by will or the laws of descent and distribution, no right or interest of any Participant in the Plan shall be assignable or transferable and no right or interest of any Participant shall be liable for, or subject to, any lien, obligation or liability of such Participant.

(c)    Withholding Taxes: The Company shall have the right to withhold from cash payments sufficient amounts to cover tax withholding for income and employment taxes, and if the amount of cash payment is insufficient, the Company may require the Participant to pay to it the balance required to be withheld. Likewise, the Company may require a payment to cover applicable withholding for income and employment taxes in the event any part of the Bonus is paid in Stock.

(d)    Plan Expenses: Any expenses of administering this Plan shall be borne by the Company.

(e)    Legal Considerations: No person, including a Participant, or his or her Beneficiary, shall have any claim or right to the payment of an award, if, in the opinion of counsel for the Company, such payment does not comply with legal requirements, or is opposed to governmental public policy.

(f)    No Warranty of Tax Effect: No opinion shall be deemed to be expressed or warranties made as to the effect for federal, state or local tax purposes of any Bonuses.

(g)    Construction of Plan: The place of administration of the Plan shall be in the Commonwealth of Massachusetts, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Massachusetts.

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